SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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VALIC COMPANY I

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AIG-VALIC (30738)	Inbound #:1-877-632-0910

VALIC Company I Growth Fund

Meeting Date:	Thursday, July 18th, 2019 @ 4:00 PM (Eastern Time)

Meeting Place:	At the Office of SunAmerica, Harborside 5
185 Hudson Street, Suite 3300
Jersey City, NJ 07311

Record Date:	April 30th, 2019

Mail Date:	On or about June 6th, 2019

LED Display: “VALIC-AIG” / Proxy01 Database Name: “37 AIG-VALIC 7.18.19”

Link to Proxy Statement: https://www.proxy-direct.com/val-30738

Please Note: Our name and number are printed in the Proxy Statement.

Briefly

At this Special Meeting you are being asked:

1)  To approve a new investment sub-advisory agreement.

The Board of Directors recommends a “FOR” vote on this proposal.

Would you like to vote along with the recommendations of the Board?

Q.    Why am I being asked to vote on this/Why am I receiving these materials?

The materials have been mailed to you so that you may vote on the proposal concerning your investment in the VALIC Company I Growth Fund. If you own a variable annuity or variable life insurance contract or certificate issued by a separate account of The Variable Annuity Life Insurance Company (“VALIC”) or other affiliated life insurance company, you have the right to instruct the issuer of the Contract how to vote Fund shares that are attributable to your Contract. If you are a participant in a qualified employer-sponsored retirement plan that invests in the Fund without a variable annuity contract, you may vote your Fund shares directly.

PROPOSAL 1: Sub-Advisory Agreement

Q1.    What am I being asked to vote on and why?

You are being asked to approve a new investment sub-advisory agreement between VALIC and SunAmerica with respect to the Fund, which provides that SunAmerica will manage a portion of the assets of the Fund.

Q2.    Why am I being asked to vote on this proposal?

The Board approved the termination of American Century as the Fund’s sub-adviser and approved an investment sub-advisory agreement between VALIC and SunAmerica with respect to the Fund, subject to shareholder approval. The Board and management believe that the performance of the Fund may benefit from SunAmerica’s focus on rules- and index- based strategies.

Q3.    What will happen if the proposal is approved?

If the proposal is approved by shareholders, SunAmerica is expected to replace American Century as a sub-adviser of the Fund effective on or about September 30, 2019.

Q4.    Are there other sub-adviser changes to the Fund?

Yes. At the April 29-30, 2019 meeting, the Board also approved a new investment sub-advisory agreement between VALIC and BlackRock Investment Management, Inc. with respect to the Fund, wherein BlackRock would serve as a co-sub-adviser of the Fund. As with the addition of SunAmerica, the Board believes the addition of BlackRock will also help to improve the Fund’s performance and provide more consistent performance. BlackRock will begin to serve as a co-sub-adviser of the Fund effective September 30, 2019. Management anticipates that SunAmerica will initially manage approximately 25% of the Fund’s assets while BlackRock will manage the remaining 75% of the Fund’s assets.

Q5.    Who is SunAmerica?

SunAmerica is the proposed co-sub-adviser of the Fund. SunAmerica is an indirect wholly-owned subsidiary of American International Group, Inc. (“AIG”). VALIC is also an indirect, wholly-owned subsidiary of AIG, and therefore, is an affiliate of SunAmerica. In addition, SunAmerica sub-advises certain other affiliated funds and serves as the administrator of all VALIC funds. Management anticipates that SunAmerica will initially manage approximately 25% of the Fund’s assets while BlackRock will manage the remaining 75% of the Fund’s assets.

Q6.    Will there be any changes to the Fund’s investment objective, investment strategies, or portfolio management in connection with the change of sub-adviser?

The Fund’s investment objective, to seek long term capital growth, will not change.

However, there will be changes to the Fund’s investment strategies. The Fund will attempt to achieve its investment objective by investing primarily in common stock of companies that are selected based on such factors as strong earnings, strong sales and revenue growth and capital appreciation potential. The Fund will emphasize common stock of companies with mid- to large-stock market capitalizations; however, the Fund also may invest in the common stock of small companies. The Fund generally will invest at least 65% of its total assets in equity securities, which may consist of common stock and American Depositary Receipts (“ADRs”). The Fund may invest without limitation in the securities of foreign companies in the form of ADRs. In addition to ADRs, the Fund may also invest up to 20% of its total assets in securities of foreign companies, including companies located in emerging markets.

Q7.    Will there be any changes to the Fund’s investment advisory or sub-advisory fees in connection with the change of sub-adviser?

The fee rates payable under both the SunAmerica Sub-Advisory Agreement and the BlackRock Sub-Advisory Agreement are lower than the fee rates payable to American Century with respect to the Fund under the current sub-advisory fee schedule at all asset levels.

Q8.    What will happen if the proposal is not approved by shareholders of the Fund?

In the event that shareholders of the Fund do not approve the SunAmerica Sub-Advisory Agreement, SunAmerica will not serve as a sub-adviser to the Fund, and the Board will consider what further actions to take, if any, including hiring other investment sub-advisers for the Fund.

The Board recommends a vote “FOR” this Proposal.